EXHIBIT 10.7
February 6, 2003

To:   Board of Directors
From: Jim Stark
Re:   Option Grants

      All option grants given to employees were completed in January. All were very appreciate and thank the Board for their continued support of the iST.

      I am writing to the Compensation Committee for approval of additional option grants for the following individuals: Ed Sempek - SVP Sales and Marketing, Dave Sempek - SVP Technology, Dave Vana - SVP Product Development and John Heida - Vice President and General Counsel. These four individuals have been key to the success of iST over the past year and Mike May and I feel it is appropriate and well deserved to increase the option grants for these executives. The grant date would be February 3, 2003 and the strike price based on the close of that date would be $.34 per share. Below is a summary of the options for each person:

            Option Grant      Existing
Name        Requested         Options           Price       Date
------------------------------------------------------------------

Ed Sempek   100,000           200,000           $0.79       11/05/01
Dave Sempek 100,000           200,000           $0.79       11/05/01
Dave Vana   100,000           200,000           $0.79       11/05/01
John Heida  100,000           150,000           $0.78       01/01/02

The options for John Heida would bring him to parity with the other three executives listed above. If this meets with your approval, please sign below and return this document to me. If you have any questions, please do not hesitate to call Mike May at 402.537.9844 or myself at 402.537.9837.

Sincerely,

/s/ Jim Stark
Jim Stark
President


/s/ Martin Halbur             /s/ Roger Kanne               /s/ D. Rik Smith
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Martin Halbur                 Roger Kanne                   D. Rik Smith